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                                                                     EXHIBIT 4.4

                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT is dated as of November 30, 2000 between Attenuon, L.L.C., a Delaware limited liability company (the "Seller") and Applied Molecular Evolution, Inc., a Delaware corporation ("Company" or "Purchaser").

         WHEREAS, the Seller desires to sell and the Purchaser desires to purchase shares of the Company as herein described, on the terms and conditions hereinafter set forth:

         NOW, THEREFORE, it is agreed between the parties as follows:

         1. (a) Subject to the terms and conditions of this Agreement, the Seller agrees to sell to Purchaser at the Closing (as defined below), and the Purchaser agrees to purchase from the Seller at the Closing 1,200,000 shares of the Company's common stock, $0.001 par value (the "Shares"), for a purchase price of $12.00 per share, net of a four and one-half percent (4.5%) agency fee due CIBC World Markets Corp ("the CIBC Fee"). The Seller and the Company represent, warrant, and covenant to each other that, other than the CIBC Fee, there are no broker's fees or commissions to be paid in connection with the transactions contemplated hereby.

         (b) The purchase and sale of the Shares hereunder shall occur at the offices of Pillsbury Madison & Sutro LLP, 50 Fremont Street, San Francisco, California, which shall be no more than two business days from the date hereof, or such other time and/or place as the Purchaser and the Seller shall agree in writing (the "Closing"). At the Closing, the Seller shall deliver to the Purchaser certificates representing the Shares which Purchaser is purchasing, together with a stock power duly executed, against delivery to the Seller by such Purchaser of a bank wire in the amount of the purchase price therefor payable to the Seller's order.

         2. The Seller covenants, represents and warrants to the Company as follows:

         (a) The Seller will cause certificates for the number of Shares to be sold by Seller hereunder to be delivered to the Company, endorsed in blank or with blank stock powers duly executed ("Stock Power"), with a signature appropriately guaranteed. Seller agrees to furnish to the Company such other documentation which may be reasonably necessary or appropriate to transfer record ownership of the Shares to the Company.

         (b) This Agreement and the Stock Power have each been duly authorized, executed and delivered by or on behalf of Seller and, assuming due authorization, execution and delivery by the Company and CIBC World Markets Corp. ("CIBC"), constitute the valid and legally binding agreements of Seller, enforceable against Seller in accordance with its terms.

         (c) Except for the requirement of the consent of CIBC, which is provided by CIBC's signature below, the Seller has, and on the Closing will have, valid and marketable title to the Shares to be sold by Seller free and clear of any lien, claim, security interest or other encumbrance, including, without limitation, any restriction on transfer.

         (d) Except for the requirement of the consent of CIBC, which is provided by CIBC's signature below, the Seller has, and on the Closing will have, full legal right, power and authorization, and any approval required by law, to sell, assign, transfer and deliver the Shares to be sold by Seller in the manner provided by this Agreement.

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         3. The Company represents and warrants to the Seller as follows:

         (a) This Agreement has been duly authorized, executed and delivered by or on behalf of the Company and, assuming due authorization, execution and delivery by Seller, constitutes the valid and legally binding agreement of Company, enforceable against Company in accordance with its terms. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement.

         (b) The execution, delivery and performance of this Agreement by the Company (i) do not contravene, violate, conflict with or result in any breach of the terms of the Company's certificate of incorporation or by-laws; (ii) do not breach or violate any applicable law, judgement, order, decree, permit, or regulation; and (iii) do not contravene, violate, conflict with or result in any breach of the terms or the creation of any lien under, any contract, or other undertaking to which the Company is bound, or any order or decree relating to the Company. No approval, consent, exemption, or authorization is required in connection with the execution, delivery and performance by the Company of this Agreement.


         4. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

         5. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon the receipt, addressed to the other party hereto at his address hereinafter shown below his signature or at such other address as such party may designate by advance written notice to the other party hereto.

         6. This Agreement shall inure and be binding upon the Company and the Seller, and their respective successors and assigns. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of a like or different nature.

         7. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice of laws principles. The effectiveness of this Agreement is conditioned upon an authorized signatory of CIBC duly executing the consent and acknowledgement set forth below.

         8. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

         9. This Agreement constitutes the entire complete and final agreement between the Company, the Seller and CIBC regarding the sale of the Shares from the Seller to the Company. Any and all prior agreements and negotiations are merged herein.

         10. This Agreement may be signed in one or more counterparts, which together shall constitute one and the same instrument.

         11. Irrespective of whether the Closing is effected, both of the parties hereto shall pay all costs and expenses that each party respectively incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

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           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       APPLIED MOLECULAR EVOLUTION, INC., a
                                       Delaware corporation

                                       By /s/ William D. Huse, M.D.
                                          --------------------------------------
                                               William D. Huse, M.D.
                                              Chief Executive Officer

                                       Address: 3520 Dunhill Street
                                                San Diego, CA 92121

                                       SELLER:

                                       ATTENUON, LLC, a Delaware limited
                                       liability company
                                       By: D.E. Shaw & Co., Inc.,
                                           as its managing member

                                           By: /s/ David E. Shaw
                                               ---------------------------------
                                                   David E. Shaw
                                                     President

                                       Address: 10130 Sorrento Valley Road
                                                Suite B
                                                San Diego, CA 92121


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